EXHIBIT 21


                           SUBSIDIARIES OF THE COMPANY
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
Central Co-operative Bank 100% owned by the Company, incorporated under the laws of the Commonwealth of
                                       Massachusetts.

Central Securities Corporation         100% owned by the Bank, incorporated under the laws of the Commonwealth of Massachusetts.

Central Securities Corporation II      100% owned by the Bank, incorporated under the laws of the Commonwealth of Massachusetts.

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